Exhibit 10

SALES AGREEMENT

THIS AGREEMENT is made and entered into as of the      day of March 2005, by and between ROWE PROPERTIES, INC, a Virginia corporation (hereinafter “Seller”) and HASH INVESTMENTS, LLC. a Virginia Limited Liability Company (hereinafter “Purchaser”).

RECITALS

WHEREAS, Seller is the owner of certain real property and improvements thereon located in the Town of Christiansburg, Virginia consisting of approximately 37 acres more or less, including two (2) buildings, having a street address of 405 & 406 Cambria Street, Christiansburg, Virginia, and shown on                      County Tax Map as Tax Parcels 465-A-3A, 466-A-1,2 (hereinafter the “Property”). The Property is more particularly described on Exhibit A attached); and

WHEREAS, Purchaser desires to purchase from the Seller, and the Seller desires to sell to Purchaser, the Property, together with all rights appurtenant thereto and all benefits belonging, including Miscellaneous Rights (as herein defined) and entitlements to development of the Property granted by governmental or quasi-governmental bodies or entities having jurisdiction or authority over the Property for the development, construction and operation of a residential community and related site improvements (collectively, being referred to as the “Project”) in accordance with and subject to the terms and conditions set forth herein, and

WHEREAS, Purchaser desires to purchase the Property on the terms and subject to the conditions set forth herein; and

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual promises hereinafter set forth, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Definitions.

For all purposes of this Agreement, the following terms shall have the respective meanings set forth below:

(a) “Bankruptcy Code” shall have the meaning ascribed to it in Paragraph 20.

(b) “Closing Date” shall mean the date of Closing provided for in Paragraph 10; and “Closing” shall be described in Paragraph 10 of this Agreement.

(c) “Deposit” shall mean the sums in cashier’s or certified checks, or wire transfers, paid by Purchaser to the Escrow Agent, or the Seller, pursuant to Paragraph 4 (a).

(d) “Escrow Agent” shall mean the national title company chosen by Purchaser, and approved by Seller, which the parties stipulate to be                                                                      .

(e) “Insolvency Laws” shall have the meaning ascribed to it in Paragraph 20.

(f) “Outside Date” shall mean the day by which all conditions to Closing must be satisfied or waived which shall be the later to occur of: (i) one hundred thirty (130) days following the Ratification Date or (ii) July 31, 2005.

(g) “Re-zoning Phase” shall mean the period of time after the Ratification Date that Purchaser shall be afforded to apply for and secure all applicable governmental approvals for residential use of the Property.

(h) “Permitted Exceptions” shall mean (i) any preprinted exceptions to title appearing on any title insurance commitment (other than those typically deleted by appropriate Owner’s affidavit); (ii) such liens, defects or encumbrances on the Property as would be disclosed by an examination of title, and of which Purchaser has advised Seller in writing prior to thirty (30) days after the date of full ratification of this Agreement (which exceptions will not result in an inability of the Seller to convey good marketable title to Purchaser nor preclude Purchaser, in Purchaser’s reasonable judgment, from developing the Property for residential use); (iii) those easements or encumbrances required by governmental agencies and agreed to by the Seller and Purchaser and/or (iv).any and all leases respecting the Property. The term Permitted Exceptions shall also mean and include (i) the lien of real estate taxes not yet due and payable, (ii) all matters revealed in the Title Commitment to be obtained by Purchaser which are expressly approved or deemed approved by Purchaser, (iii) all building, zoning, and other state, county or federal laws, codes and regulations (whether existing or proposed) affecting the Property, including all proffers relating to the zoning of the Property and (iv) any title exception created directly or indirectly by any act or omission of Purchaser or its representatives, agents, employees or invitees.

(i) “Purchase Price” shall mean Two Million Dollars ($2,000,000.00)

(j) “Ratification Date” shall mean the date the Seller and Purchaser execute this Agreement and shall commence the beginning of the “Study Period”.

(k) “Study Period” shall have the meaning ascribed to it as set forth in Paragraph 5 (a).

2. Purchase and Sale of Property.

(a) On the Closing Date, and subject to the terms and conditions of this Agreement, Seller agrees to sell and convey, or cause to be conveyed, and Purchaser agrees to purchase, the Property. The Property shall be sold and conveyed to Purchaser free and clear of all liens, encumbrances, easements, covenants, conditions, leases, and other matters affecting title, except for the Permitted Exceptions.

(b) Purchaser shall obtain from a nationally recognized title insurer reasonably acceptable to Seller, and deliver a copy thereof to Seller, a commitment of title insurance for the Property (the “Title Commitment”). Purchaser shall have the right to object to any exceptions contained in the Title Commitment, by giving written notice to Seller and the Title Company prior to the expiration of the Study Period, stating the matters to which Purchaser objects and the reasons therefore (“Title Objections”), which shall in no event include Permitted Exceptions. If Purchaser fails to notify Seller of any Title Objections on or before the expiration of the Study Period, then Purchaser shall be deemed to have approved all matters affecting title to the Property set forth in the Title Commitment. If Purchaser timely gives notice of Title Objections, and if Seller agrees to cure any such matter, then Seller shall have until the Closing Date to cure such objections or exceptions to Purchaser’s satisfaction. If Seller fails or is unable to cure such obligations or exceptions to Purchaser’s satisfaction, Purchaser may: (i) waive such objection and, subject to other conditions being satisfied or waived, proceed to Closing or (ii) terminate this Agreement by providing written notice of such waiver or termination to Seller, whereupon Purchaser shall, as its sole and exclusive remedy, receive the return of the Deposit in accordance with this Agreement and the Escrow Agreement.

(c) Seller agrees that, after the Closing Date it will, at any time and from time to time after the Closing Date, upon request of Purchaser, do, execute, acknowledge or deliver, or will cause to be done, executed, acknowledged or delivered, all such further acts, deeds, conveyances, and assurances as may reasonably be required for better conveying, transferring, assuring and confirming the Property to the Purchaser.

3. Terms of Payment.

On the Closing Date, Purchaser shall pay to Seller the Purchase Price by cashier’s check or certified check, or by wire transfer. The full amounts of Deposit, as is delivered to Seller pursuant to Paragraph 4(a) below, shall be credited toward the Purchase Price at the time of Closing.

4. Deposit(s).

(a) Purchaser shall deliver to the Escrow Agent within three (3) days of the Ratification Date the sum of Forty Thousand Dollars ($40,000.00) in immediately available funds as a Deposit against the Purchase Price and other obligations of Seller hereunder. Prior to making the Deposit, Seller, Purchaser and Escrow Agent shall enter into an escrow agreement substantially in the form attached as Exhibit B (the “Escrow Agreement”). The Escrow Agent shall deposit any funds he receives into an interest bearing account(s) with a federally insured national bank or other financial institution acceptable to Seller and Purchaser and shall provide Seller and Purchaser with a copy of all deposited slips within forty-eight (48) hours after issuance thereof. Escrow Agent shall hold the Deposit in accordance with the terms of this Agreement and the Escrow Agreement. In the event Purchaser fails to deliver the Deposit in accordance with this Agreement and the Escrow Agreement, Seller may treat the same as a default by Purchaser of this Agreement entitling Seller to, in addition to other rights and remedies, terminate this Agreement by written notice to Purchaser.

(b) In the event Purchaser does not timely elect to terminate this Agreement pursuant to Paragraph 6(a) below, the entire Deposit(s), and any interest accrued thereon, shall be delivered by the Escrow Agent to the Seller on the ninety first day (91st) day after the Ratification Date of this Agreement, and the entire Deposit and any interest accrued thereon shall thereafter be non-refundable except where this agreement expressly provides otherwise or upon Seller’s default hereunder.

5. Study Period.

(a) At anytime or times until one hundred twenty (120) days after the Ratification Date of this Agreement (hereinafter the “Study Period”), Purchaser and/or its agents and representatives shall, at Purchaser’s sole risk and expense, and subject to the terms, conditions and restrictions of Paragraph 5(b) below, have the right to enter upon the Property for purposes of conducting such surveys and engineering tests, including test borings, inspections, investigations, and/or studies as Purchaser deems necessary or desirable in order to determine whether the Property is suitable for Purchaser’s intended use thereof. Purchaser agrees to furnish Seller, at no expense to the Seller, with two (2) copies of all results, reports, drawings, etc. of the above within three (3) days after they are received by the Purchaser and, to the extent assignable, Purchaser shall assign to Seller all of Purchaser’s right, title, and interest in and to such copies and the information they contain, effective upon termination of this Agreement for any reason other than Seller’s default hereunder. In addition, Purchaser may conduct such architectural, economic, and other studies of the Property, as Purchaser may deem desirable including those respecting zoning and other matters that may affect the Project and/or the use of the Property for residential development.

In the event that Purchaser determines, in its sole discretion, that the Property is not suitable for Purchaser’s intended use thereof, then Purchaser may terminate this Agreement by delivery of written notice thereof to Seller on or before the end of the Study Period, and the Deposit, including any interest accrued thereon, shall be refunded in its entirety to Purchaser. If Purchaser fails to timely deliver notice of termination prior to the expiration of the Study Period, Purchaser shall be deemed to have accepted the condition of the Property and waived any right of termination absent a default by Seller of its obligation to deliver good and marketable title at Closing. Purchaser recognizes that time is of the essence with respect to its rights and obligations under this Agreement, including its right to terminate during the Study Period, and that upon failure to exercise its right to terminate during the Study Period, the Deposit shall be deemed non-refundable and shall be paid over to Seller in accordance with Paragraph 4(b) and the Escrow Agreement.

(b) Purchaser and Seller shall develop and jointly approve a plan to permit an orderly and comprehensive test boring analysis to be conducted at the Property by Purchaser, at Purchaser’s cost. Such plan also shall detail the extent of permissible tree removal. Subject to the provisions of such plan, (i) Purchaser shall promptly restore any damage to the Property caused by Purchaser’s tests or studies of the Property upon the occurrence of such damage, and return the Property to its prior condition, and (ii) Purchaser shall indemnify, defend and hold harmless Seller from and against any and all costs (including reasonable attorneys’ fees and costs), damages and liabilities, causes of action, or threats thereof, incurred by or asserted against Seller as a result of the access to or entry upon the Property by Purchaser, its agents, employees, or contractors, including, without limitation, claims for personal injury, property damage, and services rendered or materials furnished to or for the account of Purchaser. Notwithstanding anything set forth to the contrary in this Agreement, Purchaser’s restoration and indemnification obligations as set forth in this Section shall survive termination or Closing. Purchaser is expressly prohibited from conducting an environmental study of the Property beyond the scope of a Phase I environmental study without the prior written consent of Seller, unless the Phase I study indicates the possible presence of environmental issues, in which case, Purchaser shall have the right, subject to its obligations and the conditions under this Paragraph 5(a), to conduct such additional environmental studies as Purchaser deems warranted.

(c) If this Agreement is terminated for any reason whatsoever, other than default by Seller hereunder, Purchaser agrees to deliver to Seller, upon request and without charge, copies of any additional test borings, studies, engineering data, drawings, surveys, title reports, etc. prepared by Purchaser, or its agents, subsequent to the date of this Agreement, and to the extent assignable, this data shall then become the property of Seller.

(d) Purchaser acknowledges that Purchaser will have independently and personally inspected the Property and that Purchaser has entered into this Agreement based upon its ability to make such examination and inspection. The Property is to be sold to and accepted by Purchaser at Closing in its then present condition, “AS IS, WITH ALL FAULTS, AND WITHOUT ANY REPRESENTATION OR WARRANTIES BY SELLER TO PURCHASER OF ANY KIND WHATSOEVER, EXPRESS OR IMPLIED,” (other than the special warranty of title to be included in the Deed); including specifically (without limiting the generality of the foregoing), any representation or warranty of, as to or respecting: (i) the soil conditions existing at the Property for any particular purpose or developmental potential; (ii) the presence or absence of any hazardous substances or matter in or on the Property; (iii) compliance of the Property with any applicable laws, regulations or other governmental requirements; (iv) the suitability of the Property for the Project or any other purpose and (v) the accuracy of any information provided by Seller to Purchaser (if any). Purchaser further acknowledges that Seller’s willingness to sell the Property to Purchaser at the Purchase Price stated in this Agreement has been induced, in part, by the agreement of Purchaser to purchase the Property “as-is”.

6. Additional Undertakings of Seller.

(a) On the Closing Date, the Seller agrees to execute, acknowledge, and deliver, or cause to be executed, acknowledged, and delivered, to Purchaser a Special Warranty Deed, in form attached as Exhibit C and in proper form for recording, conveying the Property to Purchaser, free and clear of all liens, encumbrances, covenants, conditions, and other matters affecting title, except the Permitted Exceptions.

(b) Seller agrees to give possession and occupancy of the Property to Purchaser at the time of Closing, subject to any existing tenancies, and in the event Seller shall fail to do so, Seller shall become and thereafter be a tenant by sufferance of Purchaser and Seller hereby waives all notice to quit as provided by the laws of the Commonwealth of Virginia.

(c) Between the Ratification Date of this Agreement and the Closing Date, Seller agrees that, except for matters pertaining to the purchase of the Property by Purchaser

(including the liens granted in connection with the financing of the same) and, it will not, without in each instance first obtaining the written consent of Purchaser, (i) voluntarily grant, create, assume or permit to exist any lien, lease (except for leases having a term of one (1) year or less or that afford the landlord the right to terminate upon sixty (60) days notice) encumbrance, easement, covenant, condition, right-of-way or restriction upon the Property other than the Permitted Exceptions, or (ii) voluntarily take any action adversely affecting the title to the Property as it exists on the Ratification Date of this Agreement.

(d) Except as otherwise provided in this Agreement, Seller agrees to pay all expenses incurred by it in connection with the negotiation, execution, and performance of this Agreement and the transactions contemplated hereby, including the fees and expenses of its legal counsel.

7. Additional Rights of Seller.

(a) Purchaser agrees that Seller’s prior review and approval is required of any application Purchaser seeks to file respecting a change in zoning of the Property and that Seller shall have the right to condition such approval on any change in zoning being effective, at Seller’s election, only upon Closing. Moreover, Seller shall have the right to condition its consent to any application for a change in zoning upon Purchaser and its principals executing an agreement in form and content satisfactory to Seller, pursuant to which, any costs and expenses, including without limitation, legal fees and tax increase associated with the change in zoning, are paid in full by Purchaser and/or, its Principals (an “Indemnification Agreement”).

(b) Purchaser agrees to provide Seller with any financial documents and statements as reasonably requested by Seller, evidencing that the Purchaser’s resources are sufficient to pay the Purchase Price on the Closing date..

8. Additional Obligations of Purchaser

(a) Purchaser agrees, at its sole cost and expense, to diligently pursue any and all governmental approvals and zoning changes necessary to allow for the use of the Property as contemplated by the Project and to take all reasonable steps required for securing such approvals or assurances of approvals on or before the expiration of the Study Period, including, but not limited to, the timely filing of applications and additional information which may be reasonably requested by the applicable governmental authorities. If approved, Purchaser agrees to promptly and diligently perform work in accordance with the Site Plan.

(b) Purchaser covenants and agrees that it will timely advise Seller of all meetings and hearings, both public and non-public, pertaining to approval of the Project so that Seller may attend the same and Purchaser shall timely provide Seller with copies of all correspondence and communications pertaining to the same. Purchaser agrees to give Seller no less than twenty-four (24) hours oral notice as to any such meetings.

9. Conditions Precedent to Closing.

(a) The obligation of Purchaser to purchase the Property shall be subject to the following conditions (all or any of which may be waived, in whole or in part, by Purchaser):

(i) With the exception of Permitted Exceptions, on the Closing Date, no part of the Property shall be or about to be acquired, or shall previously have been acquired by authority of any governmental authority in the exercise of its power of eminent domain or by private purchase in lieu thereof, nor on the Closing Date shall there be any threat or imminence of any such acquisition or purchase; and

(ii) Title to the Property shall be marketable, good of record and in fact, and free and clear of all liens, encumbrances, easements, leases, conditions, and other matters affecting title other than the Permitted Exceptions.

(b) The obligations of Seller to proceed to Closing shall be subject to the following conditions (all of which may be waived, in whole or in part, by Seller):

(i) Purchaser’s not being in default of any of its obligations under this Agreement.

10. Closing.

(a) The Closing Date of the purchase and sale of the Property shall occur within ten (10) days following the earlier of (i) the issuance of governmental approvals allowing for the Project or (ii) expiration of the Study Period. The Closing shall be held at the offices of a local attorney of Purchaser’s selection (the “Closing Agent”). In the event the closing does not occur with the time set forth above (unless caused by the Seller’s default hereunder, or an unfulfilled condition to Closing as set forth herein), the Purchaser will be deemed to have defaulted and the Deposit(s), and any interest accrued thereon, shall be retained by the Seller, as liquidated damages and not as a penalty, the parties acknowledging that damages are difficult to calculate and that the Deposit represents a fair estimate by both of them of damages.

(b) At Closing, Purchaser shall pay the Purchase Price (less the Deposit) plus amounts sufficient to satisfy the costs allocated to Purchaser pursuant to Paragraph 10 (e) and (f) below to Seller and execute, acknowledge (if necessary) and deliver originals of the following documents:

(i) Evidence reasonably satisfactory to the Title Company that: (i) as of the date of Closing, Purchaser is duly organized and validly existing, qualified to do business and in good standing in the state of its formation and in the Commonwealth of Virginia; and (ii) the execution, delivery and performance of this Agreement by Purchaser and the individuals executing for and on behalf of Purchaser has been duly authorized and approved by all requisite corporate or partnership action, as applicable.

(ii) Such other documentation as the Title Company may reasonably require.

(c) At Closing, Seller shall deliver or cause to be delivered to Purchaser the following:

(i) a fully executed Special Warranty Deed in the form attached hereto as Exhibit C conveying the Property, in fee simple, subject only to the Permitted Exceptions;

(ii) non-foreign Seller affidavit complying with the requirements of Section 1445 of the Internal Revenue Code in the form attached as Exhibit D;

(iii) such disclosures and reports as are required by applicable state and local law in connection with the conveyance of real property;

(iv) evidence reasonably satisfactory to the Title Company that (i) as of the date of Closing, Seller is duly organized and validly existing, qualified to do business and in good standing in the state of its formation and in the Commonwealth of Virginia, and (ii) the execution, delivery and performance of this Agreement by Seller and the individuals executing for and on behalf of Seller has been duly authorized and approved by all requisite corporate or partnership action, as applicable; and

(v) if applicable, a bill of sale with regard to any personal property located in or about the Property.

(d) The delivery of the documents and the payment of the sums to be delivered and paid at the Closing shall be accomplished through an escrow with the Escrow Agent.

(e) Real estate taxes, similar prepaid expenses and rents shall be adjusted as of the Closing Date and shall be assumed thereafter by Purchaser. Taxes, general and special, are to be adjusted according to the certificate of taxes issued by the taxing authority.

(f) Seller shall pay or cause to be paid one-half (½) of the tax imposed in connection with the purchase and sale of the Property, and Purchaser shall pay one-half (½) of such tax. Purchaser shall pay for all other expenses of examination of title, all fees, charges, and expenses of the Closing Agent, the tax certificate and all other recording fees and closing expenses, including recordation fees and expenses for any mortgage or deed of trust securing Purchaser financing of the Property or the Purchase thereof.

(g) Seller agrees to give an owner’s affidavit at Closing in customary form, as required to evidence the absence of claims which would give rise to mechanic’s liens and the absence of parties in possession. The Seller agrees to give a certificate at the Closing as to the Seller’s tax status in compliance with the provisions of Section 1445 of the Internal Revenue Code of 1986, as amended.

11. Termination.

(a) If all conditions precedent to Purchaser’s obligation to purchase the Property have been satisfied and Purchaser defaults in purchasing the Property on the Closing Date as required by this Agreement, the Seller will retain the Deposit, and any interest accrued thereon, and thereupon this Agreement shall automatically terminate and none of the parties shall have any further liability to the other under this Agreement, except as noted below in the next sentence. Seller’s sole and exclusive remedy for Purchaser’s default shall be to retain the Deposit, as liquidated damages; and to receive copies of all test results, reports, drawings, etc. as required pursuant to Paragraph 5(b) of this Agreement; and the cost of restoring the Property to the condition existing as of the Ratification Date hereof, in the event Purchaser shall fail to so restore the Property and the cost of satisfying and releasing any mechanic’s liens resulting from actions taken by Purchaser and as well as any rights or remedies reserved to Seller under any Indemnification Agreement.

(b) This Agreement shall be null and void unless ratified by all parties on or before March 15, 2005.

12. Entire Agreement.

No change or modification of this Agreement shall be valid unless the same is in writing signed by the parties hereto. No waiver of any of the provisions of this Agreement shall be valid unless in writing and signed by the party against whom it is sought to be enforced. This Agreement contains the entire agreement between the parties relating to the purchase and sale of the Property, all prior negotiations between the parties are merged in this Agreement, and there are no promises, agreements, conditions, undertakings, warranties, or representations, oral or written, express or implied, between them other than as set forth in this Agreement. Waiver from time to time of any provision or of any default hereunder will not be deemed to be a full waiver of such provision or waiver of any other provision hereunder or a waiver of any earlier or later default.

13. Benefit and Burden.

All terms of this Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective legal representatives, successors, and assigns. Upon written consent form the Seller, which shall not be unreasonably withheld, the Purchaser shall have the right to assign its rights under this Agreement (provided, however, that Purchaser shall remain liable for all of its obligations hereunder) and, in the event of such assignment, all references in this Agreement to Purchaser shall be deemed to refer to such assignee. In determining whether to grant consent for such assignment, Seller may take the following factors into consideration: the proposed assignee’s net worth; the proposed assignee’s relevant business experience; and any past business dealings between the Seller and the proposed assignee. Notwithstanding the foregoing, Purchaser shall enjoy the right to assign its rights and obligations under this Agreement, without the Seller’s consent, to an entity under management control by Purchaser. If Purchaser assigns it rights under this Agreement, Purchaser shall promptly deliver an executed copy of the instrument of Assignment to Seller.

14. Governing Law.

This Agreement is being executed by Purchaser and Seller, and is intended to be performed, in the Commonwealth of Virginia, and shall be construed and enforced in accordance with the laws of the Commonwealth of Virginia. If any term, covenant, or condition of this Agreement, or the application thereof to any party, shall be invalid or unenforceable, the remaining terms, covenants, and conditions or circumstances shall not be affected thereby, each term shall be valid and enforceable to the fullest extent permitted by law.

15. Notices.

All notices, requests, demands, and other communications hereunder shall be in writing (except as stated otherwise in Paragraph 8(b) above) and shall be deemed to have been duly given if delivered by express delivery service, facsimile (if evidence of receipt is produced), personally, or sent by registered or certified United States mail, return receipt requested, properly addressed and postage prepaid:

If to Seller:	Rowe Properties, Inc.
Attention: Gene Morphis, CFO
1650 Tysons Blvd. Suite 710
McLean, Virginia 22102

With a copy to:	Silver Freedman & Taff, LLP
Attention: Sidney J. Silver, Esq.
1700 Wisconsin Avenue, N.W.
Washington, D.C. 20007

If to Purchaser:	Hash Investments, LLC
Attention: David Hagan, Manager
P.O. Box 522
__________________________
Christiansburg, Virginia 24068

With a copy to:	__________________________

__________________________

__________________________

__________________________

If to Escrow Agent:	__________________________

__________________________

__________________________

__________________________

The parties hereto shall be responsible for notifying each other of any change of address.

If deposited in the United States mail, the date of notice shall be the date falling three (3) days after the date of postmark. If delivered personally or facsimile, the date of notice shall be the date actually received or refused. If delivered by express delivery service, the date of notice shall the next day following the date sent.

16. Counterparts.

This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

17. Brokerage.

Purchaser and Seller each represent and warrant to the other that no agent, broker or finder has acted for them in connection with this Agreement. Purchaser and Seller each shall indemnify, defend and save the other harmless from and against any claims for brokerage, commissions or finders fees or other fees relative to this Agreement or the sale of the Property, and all court costs, attorneys’ fees, and other costs or expenses arising therefrom, and alleged to be due by authorization of the indemnifying party resulting from a breach of the foregoing representations and warranties.

18. Time is of the Essence.

Time is of the essence in the performance of all obligations of Purchaser and Seller hereunder.

19. Default.

(a) The parties acknowledge and agree that Seller should be entitled to compensation for any detriment suffered if Purchaser breaches any of its representations or warranties or fails to perform any of its covenants in any material respect prior to Closing but agree that it would be extremely difficult to ascertain the extent of the actual detriment Seller would suffer as a result of such breach and/or failure. Consequently, if Purchaser breaches any of its representations or warranties, fails to perform any of its covenants required to be performed prior to Closing in any material respect, or otherwise defaults in its obligations prior to Closing hereunder, then Seller shall be entitled to terminate this Agreement by giving written notice thereof to Purchaser prior to or at the Closing in which event the Deposit shall be paid to Seller as a fixed, agreed and liquidated damages, and, after payment of the Deposit to Seller, neither Seller nor Purchaser will have any further rights or obligations under this Agreement, except for any obligations that expressly survive termination.

(b) In the event Seller fails to perform any of its covenants to be performed prior to Closing in any material respect prior to Closing, and such breach or failure shall continue for a period of ten (10) Business Days after notice thereof (it being understood that Purchaser may postpone the day of Closing until the Seller’s Default is remedied) from Purchaser, then

Purchaser’s sole and exclusive remedies shall be either (i) to file an action to obtain specific performance of Seller’s obligation to convey the Property and to perform Seller’s obligations pursuant to this Agreement or (ii) to terminate this Agreement by giving written notice thereof to Seller prior to or at the Closing, in which case the Deposit shall be returned to Purchaser, and the parties will have no further obligations under this Agreement, except for any obligations which expressly survive termination and/or Closing. In no event whatsoever shall Purchaser be entitled to any damages, rights or remedies against Seller as a result of any default of Seller hereunder prior to or at Closing, other than as specifically set forth in this Paragraph.

20. Bankruptcy.

An “Event of Bankruptcy” is: the occurrence, with respect to Purchaser or its principals including by way of example and not limitation, any member, shareholder or partner of Purchaser (“Purchaser Parties”) and with respect to Seller, of any of the following: (i) any Purchaser Parties or Seller becoming insolvent, as that term is defined in Title 11 of the United States Code (the “Bankruptcy Code”), or under the insolvency laws of any state (the “Insolvency Laws”); (ii) appointment of a receiver or custodian for any property of any Purchaser Parties or Seller, or the institution of a foreclosure or attachment action upon any property of any Purchaser Parties or Seller; (iii) filing of a voluntary petition by any Purchaser Parties or Seller under the provisions of the Bankruptcy Code or Insolvency Laws; (iv) filing of an involuntary petition against any Purchaser Parties or Seller as the subject debtor under the Bankruptcy Code or Insolvency Laws, which either (A) is not dismissed within thirty (30) days after filing, or (B) results in the issuance of an order for relief against the debtor; or (v) Purchaser Parties or Seller making or consenting to an assignment for the benefit of creditors or a composition of creditors, except the foregoing shall not apply to collateral assignments and security interests granted by Purchaser Parties to their lenders.

Upon occurrence of an Event of Bankruptcy, the non-bankrupt party shall have all rights and remedies available pursuant to this Article 10; provided, however, that while a case (the “Case”) in which the bankrupt party is the subject debtor under the Bankruptcy Code is pending, the non-bankrupt party’s right to terminate this Agreement shall be subject, to the extent required by the Bankruptcy Code, to any rights of the non-bankrupt party or its trustee in bankruptcy (collectively, “Trustee”) to assume or assign this Agreement pursuant to the Bankruptcy Code. Trustee shall not have the right to assume or assign this Agreement unless Trustee promptly: (i) cures all defaults under this Agreement; (ii) compensates the non-bankrupt party for damages incurred as a result of such defaults; (iii) provides adequate assurance, reasonably acceptable to the non-bankrupt party, of future performance on the part of the bankrupt party or its assignee as to all financial and other performance criteria specified in this Agreement; (iv) complies with the other requirements of this Agreement; and (v) complies with all other requirements of the Bankruptcy Code. If Trustee fails to assume or assign this Agreement in accordance with the requirements of the Bankruptcy Code within sixty (60) days after entry of an order for relief then Trustee shall be deemed to have rejected this Agreement. All assurances of future performance specified in the Bankruptcy Code must be provided. Notwithstanding the foregoing, if Trustee shall propose to assume and assign this Agreement, such assumption or assignment shall be strictly in accordance with this Agreement. The failure of the bankrupt party and/or such Trustee to promptly satisfy the requirements of this Paragraph shall entitle the non-bankrupt party to specifically and immediately terminate this Agreement and to all rights of Purchaser hereunder consistent with this Agreement.

21. Other Provisions.

(a) Any references in this Agreement to a period of time less than thirty (30) days shall be deemed to include only business days, i.e., Monday through Friday, exclusively. Where an Agreement provision refers to a time period of thirty (30) days or longer, such time period shall be deemed to include all calendar days. Any date specified in this Agreement which is a Saturday, Sunday, or legal holiday shall be extended to the first regular business day after such date which is not a Saturday, Sunday, or legal holiday. Any references herein to the singular shall include the plural and reference to the male, female, or neuter gender shall include references to all other genders.

(b) Seller represents and warrants to Purchaser that Seller is duly organized and validly existing and in good standing under the laws of the Commonwealth of Virginia, qualified to do business in the Commonwealth of Virginia, and that the Seller has the authority to execute and perform this Agreement..

(c) Purchaser represents and warrants to Seller that Purchaser is duly organized and validly existing and in good standing under the laws of the Commonwealth of Virginia, qualified to do business in the Commonwealth of Virginia, and that the Purchaser has the authority to execute and perform this Agreement; that all necessary consents and approvals from the principals and directors of Purchaser have been obtained; and that the persons executing this Agreement on behalf of the Purchaser are duly empowered to bind Purchaser to perform its obligations hereunder. Copies of approvals are to be furnished by Purchaser upon written request by Seller.

(d) If there is a dispute between the Seller and the Purchaser which goes to litigation or alternative dispute resolution, then the prevailing party shall be entitled to its reasonable attorney’s fees, consulting fees, and expenses from the non-prevailing party.

(e) This Agreement is not valid until signed by the parties to this Agreement, and this must be done by the date specified in Paragraph 10 of this Agreement.

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IN WITNESS THEREOF, Seller and Purchaser have signed this Agreement as of the dates specified next to their respective signatures. By execution of this Agreement, the Broker and the Escrow Agent acknowledge, and agree to abide by, the terms of this Agreement as they may pertain to the Broker and the Escrow Agent, respectively.

SELLER:

ROWE PROPERTIES, INC.

By:
Date:

PURCHASER:

HASH INVESTMENTS, LLC

By:
Date: